SandRidge Announces $500 Million Offering of Senior Notes
Oklahoma City, Oklahoma, May 12, 2008 — SandRidge Energy, Inc. (NYSE:SD) today announced that it intends to commence a private placement offering to eligible purchasers of $500 million of Senior Notes due 2018. Proceeds of the offering are expected to be used to repay the outstanding borrowings under our senior revolving credit facility and to fund our capital expenditure program focused on the West Texas Overthrust.
The notes have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. The Company plans to offer and issue the notes only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S.
This press release is being issued pursuant to Rule 135c under the Securities Act of 1933, and is neither an offer to sell nor a solicitation of an offer to buy any of the these securities and shall not constitute an offer, solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
For further information, please contact:
Dirk M. Van Doren
Chief Financial Officer
SandRidge Energy, Inc.
1601 N.W. Expressway, Suite 1600
Oklahoma City, OK 73118
(405) 753-5520
SandRidge Energy, Inc. is an oil and natural gas company headquartered in Oklahoma City, Oklahoma with its principal focus on exploration and production. The company also owns and operates gas gathering, marketing and processing facilities, CO2 treating and transportation facilities, and tertiary oil recovery operations. In addition, SandRidge owns and operates drilling rigs and a related oil field services business operating under the Lariat Services, Inc. brand name. SandRidge focuses its exploration and production activities in West Texas, the Cotton Valley Trend in East Texas, the Gulf Coast, the Mid-Continent, and the Gulf of Mexico. The company’s Internet address is http://www.sandridgeenergy.com.